Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 4th QUARTER AND FULL YEAR 2006 RESULTS
Full Year ASV Machine Sales Up 14%, Sales of Loegering’s VTSTM Product Up 30%

Highlights for the Fourth Quarter and Fiscal Year 2006
•	Full year 2006 sales were $246.1 million compared to $245.1 million in 2005.

•	ASV machine sales grew 14% in 2006 to $129.8 million as compared to $113.8 million in 2005. Sales of ASV machines increased both domestically and abroad, with international markets showing considerable strength. Sales of ASV machines outside the U.S. increased 68% in 2006.

•	Sales of the VTS product line manufactured by ASV’s subsidiary Loegering Mfg. Inc., grew 30% in 2006, and accounted for 75% of Loegering’s sales for the year.

•	Full year 2006 EPS was $.81 compared to $1.01 in 2005. The full year 2006 EPS figure includes stock-based compensation expense of $.07 per diluted share.

•	Total net sales for the fourth quarter of 2006 were $46.1 million as compared to $66.0 million during the fourth quarter of 2005.

•	EPS for the fourth quarter of 2006 was $.09 per diluted share compared to $.29 per diluted share for the fourth quarter of 2005.
Grand Rapids, MN (March 7, 2007) — ASV, Inc. (Nasdaq: ASVI) today reported full year 2006 sales of $246.1 million, up $1.0 million compared to sales of $245.1 million for 2005. Net earnings for the year were $22.0 million compared to $27.9 million for 2005, and diluted earnings per share for 2006 were $.81 compared to $1.01 for 2005. The 2006 EPS figure includes stock-based compensation expense of $.07 per diluted share.
Sales for the fourth quarter of 2006 were $46.1 million, compared to $66.0 million during the fourth quarter of 2005, as softness continued in the U.S. residential construction market. Net earnings for the fourth quarter of 2006 were $2.4 million compared to $8.2 million for the fourth quarter of 2005 reflecting lower sales and production throughput levels and higher SG&A expenses primarily related to the adoption of SFAS 123R. Earnings per diluted share were $.09 for the fourth quarter of 2006 compared to $.29 per diluted share in the fourth quarter of 2005. The fourth quarter 2006 EPS figure includes stock-based compensation expense of $.02 per diluted share.
“While 2006 was a challenging year for ASV, there were also many significant achievements,” said Dick Benson, ASV Chairman and CEO. “ASV machines sales grew 14% despite a very depressed U.S. housing market; relative to others in our industry, this performance was outstanding. The new Grand Rapids assembly facility is fully operational and anticipated operating efficiencies are already apparent. Our new Scout utility vehicle is ready for launch and Loegering continues to bring new and innovative products to the marketplace. Finally, our dealer network continued to show strong growth, we’ve added bench strength in several key areas and made considerable progress on critical strategy and process initiatives. Our foundation has been strengthened and we are well positioned to respond when market conditions improve.”

Income Statement
For the twelve months ended December 31, 2006 sales of ASV machines were $129.8 million, up 14% compared to $113.8 million for the twelve months ended December 31, 2005. Sales of ASV machines increased both domestically and abroad in 2006, with international markets showing significant growth. Sales of ASV machines outside the U.S. increased 68% in 2006. ASV machines generated fourth quarter sales of $24.2 million (52.4% of net sales), compared to $32.0 million for the fourth quarter of 2005. The decline in machine sales for the quarter reflects the ongoing weakness in the U.S. residential construction markets, which offset strong sales of ASV machines to markets outside the U.S.
ASV’s OEM undercarriage sales, which include sales to both Caterpillar and Vermeer, declined 18% to $61.1 million for the full year 2006, compared to $74.9 million in sales for 2005. For the fourth quarter of 2006 OEM Undercarriage sales were $10.2 million (22.0% of net sales) compared with $20.4 million for the fourth quarter of 2005. The reduction in OEM undercarriage sales for the fourth quarter and full year was primarily related to lower sales to Caterpillar.
For the twelve months ended December 31, 2006 sales from ASV’s subsidiary, Loegering Mfg. Inc., totaled $24.9 million, up 2% compared to $24.3 million for the twelve months ended December 31, 2005. These results reflect continued strong growth in the VTS product line, offset by a decline in sales of steel tracks and other products more directly affected by the adverse market factors. The comparative period also includes sales associated with the snow blower attachment product line, which was sold in the fourth quarter of 2005. Sales of Loegering’s VTS product increased 30% in 2006 and accounted for 75% of Loegering’s total net sales. Loegering’s sales were $5.1 million (11.1% of net sales) in the fourth quarter of 2006 compared with $5.7 million for the fourth quarter of 2005, reflecting the continued slow down in the U.S. housing activity and its effect on the market for Loegering’s traction products.
Sales of service parts and other items for the full year 2006 were $30.4 million, down 5% compared to $32.1 million for the similar period in 2005. Sales of service parts and other items were $6.7 million (14.5% of net sales) in the fourth quarter of 2006, compared with $7.9 million in the similar period last year. This decrease is related to the greater longevity of ASV undercarriage components and lower levels of field activity, resulting in lower overall parts consumption.
Gross margin for the twelve months ended December 31, 2006 was 23.1% compared to 24.6% for the twelve months ended December 31, 2005, primarily due to a greater mix of the lower gross margin SR-70 and SR-80 machines, greater use of retail finance incentives during the year, and the lower production throughput levels in the second half of the year. Gross margin for the fourth quarter of 2006 was 20.9% compared with 24.8% for the fourth quarter of 2005, due to lower production throughput levels, a greater concentration of lower gross margin products and a greater use of retail finance incentives.
Selling, general and administrative expenses were $22.0 million (9.0% of sales) for the twelve months ended December 31, 2006 compared to $16.5 million (6.7% of sales) for the same period in 2005. The increase in SG&A was primarily related to stock-based compensation expense of $3.0 million from the adoption of SFAS No. 123(R), Share Based Payment, on January 1, 2006, personnel additions during the year and costs associated with the termination of an ASV dealer in the third quarter of 2006. SG&A expenses for the fourth quarter of 2006 were $5.5 million compared to $4.5 million for the same period in 2005. The fourth quarter 2006 SG&A expense figure includes $.8 million for stock-based compensation expense.
Research and development expenses for the full year 2006 were $1.7 million, unchanged from the fiscal year 2005 level. Research and development expenses for the fourth quarter of 2006 were $.5 million, compared to $.4 million for the fourth quarter of 2005 as ASV focused on the Scout utility vehicle and other R&D related efforts.

Balance Sheet
ASV finished the fourth quarter of 2006 with $31.5 million dollars of cash and investments, down $2.8 million from the September 30, 2006 figure of $34.3 million, as capital expenditures of $2.3 million, which included $1.3 million related to the new production facility expansion, offset cash flow from operations.
Accounts receivable were $44.2 million on December 31, 2006, down $6.3 million from September 30, 2006, reflecting lower sales for the fourth quarter of 2006.
ASV’s overall inventory levels increased $5.3 million during the fourth quarter of 2006 to $71.4 million. The increase in inventory was a result of production levels that exceeded order levels for the period as the Company chose to convert available raw materials into finished product. For the fourth quarter ended December 31, 2006, raw materials declined $.3 million to $53.4 million and finished goods increased $5.4 million to $16.7 million.
2007 Guidance Confirmed
•	Sales for 2007 anticipated to be in the range of $230 to $260 million.

•	Sales breakdown for 2007 is expected to be as follows:
•	ASV machines approximately 54.0% of total net sales

•	OEM undercarriages approximately 21.5% of total net sales

•	Parts approximately 14.5% of total net sales

•	Loegering products approximately 10.0% of total net sales
•	Diluted earnings per share is expected to be in the range of $.68 to $.87 per share.
     Commenting on the Company’s guidance for 2007, Benson stated, “While we are encouraged by recent discussions with customers and dealers suggesting that market conditions are expected to improve as the year progresses, we continue to take a conservative view of prospects for 2007 due largely to lingering uncertainty in the U.S. housing market.”
Question and Answer

Q1:	What were ASV’s capital expenditures and depreciation expense for the quarter?

A:	During the fourth quarter of 2006, our capital expenditures were $2.3 million, of which $1.3 million was related to our facility expansion. Depreciation expense was $753,000 for the fourth quarter of 2006.

Q2:	How many dealers did ASV add during the fourth quarter of 2006?

A:	ASV added 30 net new dealer storefronts during the fourth quarter of 2006, ending the year with a total of 355 dealer storefronts. This represents a 37% increase over the 2005 year end figure of 260 dealer storefronts, an increase of 95 dealer storefronts during 2006. ASV added 44 net new dealer storefronts during the full year 2005.

Q3:	What is the status of the ASV facility expansion?

A:	On March 23, 2006 ASV announced plans to expand its Grand Rapids, Minnesota production facility. Site work for the 120,000 square foot addition began in early May and construction of the project was completed according to schedule. Machine production in the new facility began late in the fourth quarter of 2006. Consistent with the Company’s expectations, the new production processes have improved both the line flow and efficiency of the Company’s assembly operations. The cost to construct and equip the new facility was approximately $6.3 million.

Q4:	Please provide an update on ASV’s international sales activity.

A:	For the twelve months ended December 31, 2006, ASV’s sales to non-U.S. dealers were $25.8 million, up 68% as compared to the twelve months ended 2005. For the fourth quarter of 2006 sales to non-U.S. dealers were $5.5 million or 11.9% of total net sales. This compares to $3.6 million or 5.4% of total net sales from non-U.S. dealers in the fourth quarter of 2005. ASV’s non-U.S. markets include Australia, Canada, Dubai, Kuwait and New Zealand.

Q5:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges from 3 to 8 weeks.

Q6:	Has there been any activity under the $50 million share buyback program announced on October 31, 2006?

A:	No. The Company has not purchased any shares under the program as of yet. For much of the time since the announcement of the buyback program, ASV has had restricted trading capability related to both a change in its 401k provider and the pending announcement of its 2006 year end results.

Q7:	Please provide additional detail on the increase in the Company’s inventory balance during the fourth quarter of 2006.

A:	Raw materials levels declined slightly for the quarter to $53.4 million as the incoming flow of long lead time items now better reflects the Company’s production levels. ASV’s finished goods balance increased $5.4 million to $16.7 million as production levels exceeded order levels for the period, reflecting the weakness in the U.S. residential construction sector and the Company’s decision to convert available raw materials into finished product.

Q8:	Please provide additional detail on the gross margin figure for the fourth quarter of 2006.

A:	Gross margin for the fourth quarter of 2006 was 20.9% compared with 24.8% for the fourth quarter of 2005. The decline was related to lower production throughput levels and a greater concentration of lower gross margin products. The realization of recent price increases on the SR-70 and SR-80 has improved the margins on these machines. However, as previously discussed, it is the combination of the price realization and the effects of component cost improvements over the next quarter that is anticipated to bring margins on the SR-70 and SR-80 machines in line with the Company’s target. To a lesser degree, the lower gross margin for the fourth quarter of 2006 also reflects increased retail finance incentives offered during the quarter, the price reduction on a certain model of Caterpillar undercarriages which went into effect January 1, 2006, and the sales mix of Loegering’s products.
Conference Call
ASV will conduct a live webcast at 9 a.m. Central time, Wednesday, March 7th to discuss its fourth quarter 2006 and full year 2006 financial results. The call will be broadcast over the Internet and can be accessed at either ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab or at http://www.wsw.com/webcast/cc/asv5/. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of the call will be available over the Internet shortly after its conclusion, and available telephonically one hour after its conclusion. The telephonic replay will be available through Thursday, March 8th, and can be accessed by dialing 877-660-6853 and entering account number 273 and conference ID number 233127. The Internet replay will be available for 30 days and can be accessed at www.asvi.com or http://www.wsw.com/webcast/cc/asv5/ in the same manner as discussed above.

About ASV
ASV designs, manufactures and sells rubber track machines and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi-Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding ASV’s future expected sales, sales mix, expense levels and earnings per share are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV, Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited and in thousands, except share date)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$46,113	$65,991	$246,137	$245,082
Cost of goods sold	36,476	49,620	189,345	184,799

Gross profit	9,637	16,371	56,792	60,283
Gross profit %	20.9%	24.8%	23.1%	24.6%
Operating expenses:
Selling, general and administrative	5,484	4,459	22,048	16,468
Research and development	507	400	1,692	1,721

Operating income	3,646	11,512	33,052	42,094
Other income (expense)
Interest income	398	431	1,685	1,372
Interest expense	—	(22)	—	(108)
Other, net	18	339	40	390

Income before income taxes	4,062	12,260	34,777	43,748
Provision for income taxes	1,630	4,090	12,730	15,850

NET EARNINGS	$2,432	$8,170	$22,047	$27,898

Net earnings per common share — Diluted	$.09	$.29	$.81	$1.01

Diluted weighted average shares	26,882,973	27,848,502	27,288,972	27,725,241

A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
ASV Machines	52.4%	48.5%	52.7%	46.4%
OEM Undercarriages	22.0%	30.9%	24.8%	30.6%
Loegering	11.1%	8.6%	10.1%	9.9%
Parts and Other	14.5%	12.0%	12.4%	13.1%

TOTAL	100.0%	100.0%	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$17,090	$35,517
Short-term investments	220	1,224
Accounts receivable, net	44,184	43,793
Inventories	71,384	52,362
Deferred income taxes	4,840	3,545
Other current assets	903	1,083

Total current assets	138,621	137,524
PROPERTY AND EQUIPMENT, net	29,342	20,907
LONG-TERM INVESTMENTS	14,155	7,995
OTHER NON-CURRENT ASSETS	313	535
INTANGIBLES, net	7,771	7,874
GOODWILL	8,386	8,386

Total assets	$198,588	$183,221

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term liabilities	$37	$71
Accounts payable	11,517	15,498
Accrued liabilities — Warranties	5,894	5,077
Accrued liabilities — Other	2,582	2,195
Income taxes payable	686	855

Total current liabilities	20,716	23,696
LONG-TERM LIABILITIES, less current portion	40	138
DEFERRED INCOME TAXES	1,630	1,300
SHAREHOLDERS’ EQUITY	176,202	158,087

Total liabilities & shareholders’ equity	$198,588	$183,221

A.S.V., Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006 and 2005
(Unaudited and in thousands)

	2006	2005
Cash flows from operating activities:
Net earnings	$22,047	$27,898
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	2,865	2,109
Amortization	103	103
Deferred income taxes	(965)	(1,070)
Stock-based compensation expense	2,991	—
Tax benefit from stock option exercises	1,310	1,570
Gain on sale of product line	—	(325)
Changes in assets and liabilities:
Accounts receivable	(391)	(7,361)
Inventories	(19,022)	(17,529)
Other assets	402	148
Accounts payable	(3,981)	4,046
Accrued liabilities	1,204	2,777
Income taxes	(169)	321

Net cash provided by operating activities	6,394	12,687

Cash flows from investing activities:
Purchase of property and equipment	(11,300)	(11,908)
Proceeds from sale of product line	—	350
Purchase of long-term investments	(6,160)	(2,082)
Purchase of short-term investments	(220)	(1,224)
Redemption of short-term investments	1,224	9,562

Net cash used in investing activities	(16,456)	(5,302)

Cash flows from financing activities:
Principal payments on long-term liabilities	(132)	(1,854)
Proceeds from exercise of stock options	1,818	2,665
Retirement of common stock	(10,051)	(117)

Net cash provided by (used in) financing activities	(8,365)	694

Net increase (decrease) in cash and cash equivalents	(18,427)	8,079

Cash and cash equivalents at beginning of year	35,517	27,438

Cash and cash equivalents at end of year	$17,090	$35,517